Exhibit 10.1

March 10, 2020

Dear Derek:

I am very pleased to extend this offer for the position of Chief Financial Officer and Chief Operating Officer with Flexsteel Industries, Inc. located in Dubuque, IA.

This offer of employment is conditioned upon the satisfactory completion  of certain  requirements, as more fully explained in the following letter. The key components of our offer are described below.

BASE SALARY

As an exempt employee, your starting salary will be $420,000 per year. In this position you will be paid semi-monthly with pay dates being on the 15th and last day of each month.

ANNUAL INCENTIVE

You will participate in the Flexsteel Cash Incentive Plan. Annual  cash  awards under this Plan are based on the Company's success in meeting specific annual  goals  as  approved  by  the  Compensation Committee of the Board of Directors.

Your participation in this Plan will be set at 75% of your base salary at Target Company Performance or "Funding" (i.e., $315,000 per year). Maximum funding is 200% of Target, or $630,000 per year. Your participation in the  fiscal  year  2020  cash  incentive  plan  (July  1,  2019  -  June  30,  2020) will be prorated based on your start date and will be guaranteed at target.

LONG-TERM INCENTIVE

You will be eligible to participate in Flexsteel's Long Term Incentive Plan (LTIP). Your participation level in  the  LTIP  will  be  65%  of base  salary  ($273,000)  and  paid  in shares. The LTIP uses  overlapping 3-Year performance cycles, and awards are based on the Company's success in   meeting  specific goals  approved by the Compensation Committee of the Board for the performance period.  You  will  be  eligible to  participate in the three-year performance period ending June 30, 2022 on a prorated basis based on your start date.

SIGN-ON BONUS

You will receive a sign-on bonus of $50,000, grossed up for tax purposes and  payable during your first week of employment.

STOCK OPTIONS

In accordance with the 2013 Omnibus Stock Plan and stock ownership requirements, on your first day of employment you will receive the equivalent of $122,000 issued in the form of stock options with a 3-year vesting schedule. The options will be determined utilizing the black scholes calculation method.

RESTRICTED STOCK UNITS (RSU's)

In accordance  with  the  2013  Omnibus  Stock  Plan and stock ownership requirements, you will be  awarded a number of RSU's equal to $334,000 based upon the average of the previous 10 trading days closing stock price to the grant date (your first date of employment). One half of the awarded RSU’s will vest on July 1, 2020 and the second half will vest on January 1, 2021.

BENEFITS

Flexsteel  offers  a  comprehensive benefits package that includes, but is not limited to, health  and  welfare,  retirement and time off     benefits.

•	Comprehensive Health and Welfare Benefits
o

Health Insurance: After a one month waiting period,  this Company-sponsored plan provides medical, prescription, vision and dental coverage to office employees. This is an 80/20 plan with $500 single and $1,000 family deductibles. The employee cost per month is currently $98 single, $220 employee plus one, and $257 family, and is subject to annual review.

o	The company will reimburse you the cost of one-month COBRA cost to ensure continued coverage through the Flexsteel plan's eligibility period.
•	Company Sponsored 401(k) Plan
o

The plan also matches 100% of the first 5% of gross wages. Based on what you contribute, total potential employer contribution equals 5%. You will be 100% vested in all contributions made by yourself and by Flexsteel.

•	Short / Long Term Disability
•	Life Insurance = $150,000
•	Four (4) weeks of vacation annually
•	Ten paid holidays annually (9 scheduled holidays + 1 floating holiday)

RELOCATION

To aid  in your full relocation to the Dubuque, IA area, you will be reimbursed reasonable and customary closing and realtor costs for the sale of your Bettendorf, IA home.  In addition, Flexsteel will reimburse you a monthly amount equal to the lesser of your two mortgages for the shorter of the following:  until your Bettendorf,  IA home sells or for up to six months after your start date. Relocation benefits will be grossed up for tax purposes.

If you leave the company,  for any reason, within 2 years of your original  start date,  all relocation benefits/expenses (prorated for length of service within the 2 years) will be immediately  repayable to Flexsteel.

SEVERANCE

You will be eligible to participate in the Flexsteel Industries, Inc. Severance Plan for Management Employees.  Per this plan,  upon a qualifying termination from the company you will be eligible for:

•	Payment equal to twelve months base salary plus an amount equal to the value of your annual cash incentive at target performance.
•	Payment equal to 12 months COBRA premium.

In addition to your current benefit package,  you will be eligible for:

•

Supplemental Health  Insurance:  This is a supplemental policy for officers that will pay the deductible and out-of-pocket expenses not covered by the regular  health  insurance,  subject to policy limitations and exclusions.

•	Tax Preparation & Filing: The Company will pay your annual income tax preparation and filing fees.
•

Furniture Purchase Program: As an officer, you are eligible to obtain Flexsteel furniture for personal use at no cost with the requirement that if/when you remove the furniture from your home,  you return all proceeds from sale to the Company.

•	Country Club Membership: The company will pay annual members fees to a Dubuque area Country Club.

Your employment will be at-will, meaning that you or Flexsteel  Industries, Inc.  may modify compensation and benefits,  and may terminate the employment relationship at any time,  with or without cause,  and with or without notice.

You will be subject to all applicable employment and other policies of Flexsteel Industries, Inc, as outlined in the company handbook and elsewhere;  and agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of  Flexsteel's  interest  during your employment.

This offer is contingent upon the following:

(a)	Successful completion of a pre-employment drug screen
(b)	Satisfactory completion of a background check
(c)

Verification of your right to work in the United States,  as demonstrated by your  completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9) for verifying your identity and work authorization within three days  of starting employment.

(d)	Successful completion of the Confidentiality and Non-Competition Agreement

By accepting this offer,  you confirm that you are able to accept this job and carry out the work that it will involve without breaching any legal  restrictions on your activities, such as restrictions imposed by a current or former employers. You also confirm that you will inform Flexsteel about any such restrictions and provide as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

We are eager to have you join our team upon acceptance of this letter. To confirm your acceptance of this offer, please sign and return this letter to me by Thursday, March 12, 2019.

Sincerely,

     /s/ Stacy Kammes

Stacy Kammes

VP -  Human Resources

Agreed to and accepted by:

 /s/ Derek Schmidt3/10/2020

Date:

Derek Schmidt